Heller Financial Announces New Business Structure and Senior Leadership Changes
          New structure to enhance revenues and optimize efficiencies

     (Chicago, IL, November 23, 1998) -- Heller Financial, Inc. (NYSE: HF) today announced a number of organizational and senior leadership changes as part of a previously discussed company-wide business integration plan designed to increase operating revenues, optimize operational efficiencies and improve return on shareholders' equity. Effective immediately, Heller will consolidate its U.S. businesses into five core groups: Corporate Finance, Commercial Services, Small Business Finance, Leasing Services and Commercial Real Estate Finance.

     "The goal of the consolidation is to improve market access and cross-selling opportunities, share operating platforms and eliminate redundancies," said Richard J. Almeida, Chairman and Chief Executive Officer. "Given our consistent annual earnings growth and strong balance sheet and market presence, Heller is well positioned to increase industry leadership in the mid-sized and small business lending sectors. As a public company focused on increasing shareholder value, we believe this new structure will enable us to more effectively achieve our goals."

     Mark A. Abbott will lead Heller Corporate Finance, which incorporates the company's existing Corporate Finance unit, Heller Business Credit and Heller Commercial Funding. Scott E. Miller, formerly head of Heller Business Credit, will lead Commercial Services, comprised of Heller's accounts receivable management and factoring business. This business was formerly known as Current Asset Management. Michael J. Roche, who formerly headed Current Asset Management, will lead Small Business Finance. In addition, Michael P. Goldsmith will continue to lead Commercial Real Estate Finance and Frederick E. Wolfert, Heller's President and Chief Operating Officer, will continue to serve as interim head of Leasing Services.

     As a result of the business integration plan, Heller will reduce its domestic workforce by more than 200 employees. The plan, representing a nearly 15% reduction in the workforce and touching virtually all parts of the company, is a significant first step toward improving the company's operating efficiency. While the company will take a still to be determined charge against earnings in the fourth quarter, Heller remains comfortable with the current range of analyst estimates for the quarter.

     "Today's competitive environment demands an even higher-performing organization," Almeida explained. "This is another necessary step in helping us achieve our best in class objectives."

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With more than $13 billion in owned and managed assets, Heller offers equipment financing and leasing, sales finance programs, factoring and working capital loans, collateral- and cash flow-based financing, and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products to clients in Europe, Asia, Australia and Latin America.

                                       4